ASSET PURCHASE AGREEMENT

	BETWEEN

	WYOMING OIL & MINERALS, INC.

	AND

	SLATERDOME GAS, INC.

	TABLE OF CONTENTS
                 	Page

1.	Definitions	1

2.	Basic Transaction	2
(a)	Purchase and Sale of Assets	2
(b)	Assumption of Liabilities	2
(c)	Purchase Price	3
(d)	The Closing	3
(e)	Deliveries at the Closing	3

3.	Representations and Warranties of the Seller	3
(a)	Organization of the Seller	3
(b)	Authorization of Transaction	3
(c)	Noncontravention	3
(d)	Brokers' Fees	4
(e)	Title to Assets	4
(f)	Subsidiaries	4
(g)	Financial and Other Covenants	4
(h)	Undisclosed Liabilities	4
(i)	Legal Compliance	5
(j)	Tax Matters	5
(k)	Powers of Attorney	5
(l)	Disclosure	5
(m)	Investment	5
(n)	No Other Representations or Warranties	5

4.	Representations and Warranties of the Buyer	5
(a)	Organization of the Buyer	5
(b)	Authorization of Transaction	5
(c)	Noncontravention	5
(d)	Brokers' Fees	6

5.	Pre-Closing Covenants	6
(a)	General	6
(b)	Notices and Consents	6
(c)	Full Access	6
(d)	Notice of Developments	6
(e)	Exclusivity	6

6.	Conditions to Obligation to Close	6
(a)	Conditions to Obligation of the Buyer	6
(b)	Conditions to Obligation of the Seller	7

7.	Post Closing Obligations Upon Buyer	7
(a)	Share Exchange Transaction	8
(b)	Guarantee of Payments Due Phillips	8
(c)	Guarantee of Payments in Advance of Closing	8

8.	Termination	8
(a)	Termination of Agreement	8
(b)	Effect of Termination	9

9.	Miscellaneous	9
(a)	Amendments and Waivers	9
(b)	Bulk Transfer Laws	9
(c)	Counterparts	9
(d)	Construction	9
(e)	Entire Agreement	9
(f)	Expenses	9
(g)	Facsimile Execution	9
(h)	Governing Law	9
(i)	Headings	9
(j)	Incorporation of Exhibits and Schedules	9
(k)	Nature of Certain Obligations	10
(l)	No Third-Party Beneficiaries	10
(m)	Notices	10
(n)	Press Releases and Public Announcements	10
(o)	Severability	11
(p)	Specific Performance	11
(q)	Submission to Arbitration	11
(r)	Succession and Assignment	11
(s)	Survival of Representations and Warranties	11



Exhibits

Exhibit 	 - Form of Assignment
Exhibit 	 - Form of Assumption
Exhibit 7.(a)	 - Registration Rights Agreement
Exhibit 7.(c)	 -Guaranty

Schedules

Disclosure Schedule; Exceptions to Representations and
Warranties

	ASSET PURCHASE AGREEMENT


Asset Purchase Agreement (the "Agreement") entered into on June
21, 2001 by and between Slaterdome Gas, Inc., a Florida corporation (the "Buyer") and Wyoming Oil & Minerals, Inc., a Wyoming corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties." This Agreement contemplates a transaction in which the Buyer will purchase the Acquired Assets (as hereinafter defined) of the Seller in return for the assumption by Buyer of the Assumed Liabilities (as hereinafter defined) and the payment of cash and the Buyer Shares (as hereinafter defined) by Buyer to Seller.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions.

(a)	"Acquired Assets" means all right, title, and
interest acquired by Seller from Skyline Resources, Inc. ("Skyline") pursuant to an assignment (the "Skyline Assignment") in and to those certain oil and gas leases (the "Original Leases") as described on Exhibit A to a certain Assignment of Oil and Gas Lease Interest (the "Original Assignment") between Energy Investments, Inc ("Energy Investments") and Skyline dated October 26, 2000, copies of which Original Leases, Original Assignment and Skyline Assignment are attached hereto as Exhibit 1.(a) including all of its:

(1)	interest in any leases, subleases, agreements,
contracts, instruments and rights thereunder;

(2)	interest in any claims, deposits, prepayments,
refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment thereunder;

(3)	interest in any franchises, approvals, permits,
licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies pursuant thereto; and

(4)	books, records, ledgers, files, documents,
correspondence, studies, reports, and other materials associated therewith.

(b)	"Affiliate" has the meaning set forth in Rule 12b-2
of the regulations promulgated under the Securities Exchange Act.

(c)	"Assumed Liabilities" means only those certain
amounts due to Phillips Petroleum Company ("Phillips") as of the Closing Date in an amount not to exceed Five Hundred Eighteen
Thousand Seven Hundred Eighty Eight and 77/100 Dollars ($518,788.77), and any other amounts due under the Acquired Assets accruing subsequent to the Closing Date.

(d)	"Basis" means any past or present fact, situation,
circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

(e)	"Buyer" has the meaning set forth in the preface
above.

(f)	"Buyer Shares" means four hundred thousand (400,000)
shares of Common Stock.

(g)	"Closing" has the meaning set forth in Paragraph
2.(d) below.

(h)	"Closing Date" has the meaning set forth in Paragraph
2.(d) below.

(i)	"Code" means the Internal Revenue Code of 1986, as
amended.

(j)	"Common Stock" means $.0001 par value per share
common stock of the Buyer.


(k)	"Disclosure Schedule" has the meaning set forth in
Paragraph 3 below.

(l)	"Effective Date" means the date when the later of the
Buyer or Seller has executed this Agreement.

(m)	"Knowledge" means actual knowledge after reasonable
investigation.

(n)	"Liability" means any liability (whether known or
unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(o)	"Ordinary Course of Business" means the ordinary
course of business consistent with past custom and practice
(including with respect to quantity and frequency).

(p)	"Party" has the meaning set forth in the preface
above.

(q)	"Person" means an individual, a partnership, a
corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(r)	"Purchase Price" has the meaning set forth in
Paragraph 2.(c) below.

(s)	"Securities Act" means the Securities Act of 1933, as
amended.

(t)	"Securities Exchange Act" means the Securities
Exchange Act of 1934, as amended.

(u)	"Security Interest" means any mortgage, pledge, lien,
encumbrance, charge, or other security interest.

(v)	"Subsidiary" means any corporation with respect to
which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

(w)	"Seller" has the meaning set forth in the preface
above.

(x)	"Tax" means any federal, state, local, or foreign
income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

2.	Basic Transaction.

(a)	Purchase and Sale of Assets.  On and subject to the
terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Paragraph 2.

(b)	Assumption of Liabilities.  On and subject to the
terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities. Buyer shall pay the Assumed Liabilities according to the following schedule:

(1)	$218,788.77 shall be advanced by Seller prior to
the Closing, and shall be wire transferred to Phillips simultaneously with the execution of this Agreement and the Guaranty by Seller; and


(2)	$100,000.00 by wire transfer to Phillips on or
before each of July 18, 2001, August 18, 2001 and September
18,2001. The aggregate payment due to Phillips pursuant to this paragraph 2.(b)(2) thereby being $300,000.

(c)	Purchase Price. The Buyer agrees to pay to the Seller
at the Closing (collectively, the "Purchase Price") the following:

(1)	cash in the amount of Eighty One Thousand Two
Hundred Eleven and and 23/100 Dollars ($81,211.23) payable by wire transfer or delivery of other immediately available funds;
and

(2)	the Buyer Shares.

(d)	The Closing.  The closing of the transactions
contemplated by this Agreement (the "Closing") shall take place via facsimile and telephone conference, with any required deliveries occurring immediately thereafter via recognized overnight delivery service, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

(e)	Deliveries at the Closing.  At the Closing:

(1)	the Seller will deliver to the Buyer the various
certificates, instruments, and documents referred to in Paragraph 6.(a) below;

(2)	the Buyer will deliver to the Seller the various
certificates, instruments, and documents referred to in Paragraph 6.(b) below;

(3)	the Seller will execute, acknowledge (if
appropriate), and deliver to the Buyer such assignments, transfer documents or other instruments of sale, transfer conveyance, and assignment as the Buyer and its counsel reasonably may request;

(4)	the Buyer will execute, acknowledge (if
appropriate), and deliver to the Seller such instruments of assumption as required to reflect the assumption by Buyer of the Assumed Liabilities as the Seller and its counsel reasonably may request; and

(5)	the Buyer will deliver to the Seller the
Purchase Price.

3.	Representations and Warranties of the Seller. The Seller
represents and warrants to the Buyer that the statements contained in this Paragraph 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Paragraph 3.

(a)	Organization of the Seller. The Seller is a
corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)	Authorization of Transaction. The Seller has full
power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder subject to receipt of the Phillips Consent (as defined in paragraph 5.(b)). Without limiting the generality of the foregoing, the board of directors of the Seller have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

(c)	Noncontravention.


(1)	Seller needs not give any notice to, make any
filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Paragraph 2 above).

(2)	Neither the execution and the delivery of this
Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Paragraph 2 above), will:

(A)	violate any constitution, statute,
regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the; or

(B)	conflict with, result in a breach of,
constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

(d)	Brokers' Fees. The only Liability or obligation of
Seller to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement is in the amount of $30,000 in favor of Paul Montle and Euro Consulting Group, Ltd (collectively, the "Broker"), and Seller shall satisfy such Liability in full at the Closing.

(e)	Title to Assets. The Seller has good and marketable
title to and a valid leasehold interest in, the Acquired Assets, free and clear of all Security Interests, Liabilities or restrictions on transfer, except for the Assumed Liabilities and except for a certain right of first refusal in favor of Phillips (the "Right of Refusal").

(f)	Subsidiaries.  Seller has no Subsidiaries other than
Wyoming Coal Corporation, which has not operations and no assets..

(g)	Financial and Other Covenants.

(1)	On and as of the Effective Date and on and as of
the Closing Date no event of Bankruptcy or dissolution has or will have occurred as to Seller.

(2)	The Acquired Assets are being disposed of by
Seller in the Ordinary Course of Business and do not constitute all or substantially all of the assets of Seller.

(3)	Seller has not imposed any Security Interest
upon the Acquired Assets.

(4)	The Original Lease and the Original Assignment
are legal, valid, binding, enforceable, and in full force and effect;

(5)	The Original Lease and the Original Assignment
will continue to be legal, valid, binding and enforceable upon completion of the transactions contemplated hereby;

(6)	No event has occurred which with notice or lapse
of time would constitute a breach or default, or permit termination, modification or acceleration under the Original Lease or the Original Assignment.

(7)	No party has repudiated any provision of the
Original Lease or Original Assignment.

(h)	Undisclosed Liabilities. Seller has no Liability (and
there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller that would give rise to any Liability in connection with the Acquired Assets, except for the Assumed Liabilities.

(i)	Legal Compliance. Seller and its  predecessors and
Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) in connection with the Acquired Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply.

(j)	Tax Matters.  Seller has no Liability for the Taxes
in connection with the Acquired Assets.

(k)	Powers of Attorney. There are no outstanding powers
of attorney executed on behalf of the Seller in connection with the Acquired Assets.

(l)	Disclosure. The representations and warranties
contained in this Paragraph 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Paragraph 3 not misleading.

(m)	Investment. The Seller:

(1)	understands that the Buyer Shares have not been,
and will not be, registered under the Securities Act. or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering;

(2)	is acquiring the Buyer Shares solely for its own
account for investment purposes, and not with a view to the distribution thereof;

(3)	is a sophisticated investor with knowledge and
experience in business and financial matters;

(4)	has received certain information concerning the
Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares; and

(5)	is able to bear the economic risk and lack of
liquidity inherent in holding the Buyer Shares.

(n)	No Other Representations or Warranties. Except as
otherwise expressly set forth in this Agreement, Seller has not made, does not make and specifically negates and disclaims any representations, warranties or guaranties of any kind or character whatsoever, whether express or implied, of, as to, concerning or with respect to the Acquired Assets or any income to be generated therefrom.

4.	Representations and Warranties of the Buyer. The Buyer
represents and warrants to the Seller that the statements contained in this Paragraph 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Paragraph 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Paragraph 4.

(a)	Organization of the Buyer. The Buyer is a corporation
duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)	Authorization of Transaction. The Buyer has full
power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(c)	Noncontravention.


(1)	Neither the execution and the delivery of this
Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Paragraph 2 above), will:

(A)	violate any constitution, statute,
regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws; or

(B)	conflict with, result in a breach of,
constitute a default under, result in then of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(2)	The Buyer does not need to give any notice to,
make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Paragraph 2 above).

(d)	Brokers' Fees. The Buyer has no Liability or
obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated. Buyer has issued certain shares of its Common Stock to Seller's Broker in partial satisfaction of the Liability of Seller for amounts due to Seller's Broker.

5.	Pre-Closing Covenants. The Parties agree as follows with
respect to the period between the execution of this Agreement and the Closing.

(a)	General. Each of the Parties will use its reasonable
best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Paragraph 8 below).

(b)	Notices and Consents. The Seller will give any
notices to third parties, and the Seller will use its reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred hereunder, including but not limited to the consent of Phillips to the acquisition by Buyer of the Acquired Assets (the "Phillips Consent").

(c)	Full Access. The Seller will permit  representatives
of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller to all properties, books, records, contracts, and documents of or pertaining to the Acquired Assets..

(d)	Notice of Developments. Each Party will give prompt
written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Paragraph 3 and Paragraph 4 above. No disclosure by any Party pursuant to this Paragraph 5.(d), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(e)	Exclusivity. The Seller will not:

(1)	solicit, initiate, or encourage the submission
of any proposal or offer from any Person relating to the acquisition of the Acquired Assets; or

(2)	participate in any discussions or negotiations
regarding, furnish or facilitate in any other manner any effort or attempt by any Person purchase the Acquired Assets, if any Person makes any proposal, offer, inquiry, or contact with respect to the Acquired Assets.

6 	Conditions to Obligation to Close.


(a)	Conditions to Obligation of the Buyer. The obligation
of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, unless any condition specified in this Paragraph 6.(a) is waived by Buyer by execution of a written document reflecting same at or prior to the Closing:

(1)	the representations and warranties set forth in
Paragraph 3 above shall be true and correct in all material respects at and as of the Closing Date;

(2)	the Seller shall have performed and complied
with all of its covenants hereunder in all material respects through the Closing;

(3)	the Seller shall have procured all of the third
party consents specified in Paragraph 5.(b) above including but not limited to the Phillips Consent, Seller shall have obtained a waiver of the Right of First Refusal in favor of Phillips, Seller shall have provided satisfactory confirmation from Energy Investments of the validity of the Original Lease and the Original Assignment; and Seller shall have provided satisfactory confirmation from Skyline of the validity of the Skyline Assignment;

(4)	no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would:

(A)	prevent consummation of any of the
transactions contemplated by this Agreement; or

(B)	affect adversely the right of the Buyer to
own the Acquired Assets.

(5)	the Seller shall have delivered to the Buyer a
certificate to the effect that each of the conditions specified above in Paragraph 6.(a)(1) through 6.(a)(4) is satisfied in all respects; and

(6)	all actions to be taken by the Seller in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

(b)	Conditions to Obligation of the Seller. The
obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, unless any such condition specified in this Paragraph 6.(b) is waived by Seller by execution of a writing document evidencing same at or prior to the Closing:

(1)	the representations and warranties set forth in
Paragraph 4 above shall be true and correct in all material respects at and as of the Closing Date;

(2)	the Buyer shall have performed and complied with
all of its covenants hereunder in all material respects through the Closing;

(3)	no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement;

(4)	the Buyer shall have delivered to the Seller a
certificate to the effect that each of the conditions specified above in Paragraphs 6.(b)(1) 6.(b)(3) through is satisfied in all respects; and

(5)	all actions to be taken by the Buyer in
connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

7 	Post Closing Obligations Upon Buyer.

(a)	Share Exchange Transaction. Buyer has advised Seller
that subsequent to the Closing, Buyer expects to engage in a share exchange transaction (the "Share Exchange Transaction") with AtHome Holdings, Inc., a Delaware corporation ("AtHome") whereby each one
(1) issued and outstanding share of Common Stock will be exchanged for one (1) share of the $______ par value common stock of AtHome (the "AtHome Common Stock"). Accordingly, as a part of the Share Exchange Transaction, the the Buyer Shares shall be exchanged for a like number of shares of the AtHome Common Stock. Likewise, as a part of such Share Exchange Transaction, AtHome shall agree to provide to Seller certain piggyback registration rights (the "Registration Rights Agreement"), the form of which Registration Rights Agreement is attached hereto in Exhibit 7.(a). If for any reason whatsoever, Buyer does not conclude the Share Exchange Transaction within sixty (60) days after the Closing, Buyer shall immediately cause AtHome to issue 400,000 shares of its common stock to Seller in exchange for the Buyer Shares, along with the Registration Rights Agreement, and AtHome shall join in the execution of this Agreement for the purpose of agreeing to same.

(b)	Guarantee of Payments Due Phillips.  Robert Salna
("Salna") has, as a condition of the ability of Seller to obtain the Phillips Consent, agreed to personally guaranty payment of amounts due to Phillips in connection with the Acquired Assets. Accordingly, Salna shall join in the execution of this Agreement solely for the purpose of acknowledging the foregoing agreement.

(c)	Guarantee of Payments in Advance of Closing.  In
order to obtain the Phillips Consent, Buyer and/or Salna may be required to make certain payments in advance of the Closing (an "Advance Payment"). In the event that Buyer and/or Salna makes any such Advance Payment, then Michael Herman ("Herman") shall personally guaranty repayment of any such Advance Payment in the event that Closing does not occur, unless such failure to Close is due to any failure of performance, act or omission on the part of Buyer or Salna. Accordingly, Herman, joined by his spouse if married, shall execute a payment guaranty in the form attached hereto as Exhibit 7.(c), and Herman, joined by his spouse if married shall join in the execution of this Agreement solely for the purpose of acknowledging the foregoing agreement.

8 	Termination.

(a)	Termination of Agreement. Certain of the Parties may
terminate this Agreement as provided below:

(1)	the Buyer and the Seller may terminate this
Agreement by mutual written consent at any time prior to the Closing;

(2)	the Buyer may terminate this Agreement by giving
written notice to the Seller on or before the 10th day following the date of this Agreement if the Buyer is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Acquired Assets and Assumed
Liabilities;

(3)	the Buyer may terminate this Agreement by giving
written notice to the Seller at any time prior to the Closing :

(A)	the event the Seller has breached any
material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or

(B)	if the Closing shall not have occurred on
or before July 31, 2001, by reason of the failure of any condition precedent under Paragraph 6.(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

(4)	the Seller may terminate this Agreement by
giving written notice to the Buyer at any time prior to the
Closing:


(A)	in the event the Buyer has breached any
material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or

(B)	if the Closing shall not have occurred on
or before July 31, 2001, by reason of the failure of any condition precedent under Paragraph 6.(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b)	Effect of Termination. If any Party terminates this
Agreement pursuant to Paragraph 8.(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

9 	Miscellaneous.

(a)	Amendments and Waivers. No amendment of any provision
of this Agreement shall be valid unless the same shall be in writing
and signed by the Buyer and the Seller.   No waiver by any Party of
any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(b)	Bulk Transfer Laws. Seller represents that it is not
required to and will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(c)	Counterparts. This Agreement may be executed in one
or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(d)	Construction. The Parties have participated jointly
in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(e)	Entire Agreement. This Agreement (including the
documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof..

(f)	Expenses. Each of the Buyer and the Seller will bear
such parties own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(g)	Facsimile Execution. Facsimile signatures on
counterparts of this Agreement are hereby authorized and shall be acknowledges as if such facsimile signatures were an original execution, and this Agreement shall be deemed as executed upon transmission of an executed facsimile.

(h)	Governing Law. This Agreement shall be governed by
and construed in accordance with the domestic laws of the State of Wyoming without giving effect to any choice or conflict of law provision or rule (whether of the State of Wyoming or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wyoming.

(i)	Headings. The section headings contained in this
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)	Incorporation of Exhibits and Schedules. The Exhibits
and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(k)	Nature of Certain Obligations.

(1)	Nothing in the Disclosure Schedule shall be
deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(2)	The Parties intend that each representation,
warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(l)	No Third-Party Beneficiaries. This Agreement shall
not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(m)	Notices.  All notices, requests, demands, claims, and
other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth below using registered or certified mail, return receipt requested, postage prepaid; personal messenger delivery; recognized overnight delivery service; telecopy; telex; or electronic mail, and such notice, request, demand, claim, or other communication shall be deemed to have been duly given three (3) days after mailing, if sent by registered or certified mail; on the day given to the party undertaking personal delivery, provided that such delivery party provides an acknowledgement of delivery thereof at the address indicated thereon; on the day after given to the recognized overnight delivery service, provided that such delivery party provides an acknowledgement of delivery thereof at the address indicated thereon; and on the day of transmission, provided that the party transmitting same obtains a written confirmation of the electronic delivery thereof. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. The addresses of the Parties are as set forth below:

If to Buyer:	c/o Robert Salna
10225 Yonge Street
Richmond Hill, Ontario  L4C 3B2
Canada


With a Copy to:	Edward H. Gilbert, Esq.
Edward H. Gilbert, P.A.
5100 Town Center Circle, Suite 330
Boca Raton, Florida 33486

If to Seller:	Wyoming Oil & Minerals, Inc.
330 South Center, Suite 419
Casper, Wyoming 82601


With a Copy to:	Julia K. O'Neill, Esq.
Fleming & O'Neill, P.C.
268 Summer Street, 3rd Floor
Boston, Massachusetts 02210



(n)	Press Releases and Public Announcements. No Party
shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(o)	Severability. Any term or provision of this Agreement
that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(p)	Specific Performance. Each of the Parties
acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

(q)	Submission to Arbitration.  Any dispute controversy,
difference or claim arising between the parties out of, relating to or in connection with this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Any arbitration hearing shall be held in Cheyenne, Wyoming. This agreement to arbitrate shall be specifically enforceable. The award of the arbitrator(s) shall be final and binding, on the parties and judgment upon any such award shall be enforceable by the prevailing party before the courts of competent jurisdiction of the non-prevailing party's domicile. This provision shall survive the termination of this Agreement. In the event one of the parties gives the other parties notice of arbitration, the parties shall agree upon the arbitrator within thirty (30) days from the date of such notice, and if they fail to do so, the arbitrator shall be selected by the American Arbitration Association. The reasonable compensation and expenses of the arbitration shall be shared equally by the parties. In each instance, the decision of the arbitrator shall be final and binding as to such matters as are submitted to and determined by the arbitration.

(r)	Succession and Assignment.  This Agreement shall be
binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that Buyer may assign its rights and interests hereunder to one or more of its Affiliates and/or designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(s)	Survival of Representations and Warranties.  All of
the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.



WITNESSES:	                  BUYER: Slaterdome Gas, Inc.


                          	By: /s/ Robert Salna
				      Print Name:	Robert Salna, President





	SELLER:
	WYOMING OIL & MINERALS, INC.


 	By:/s/ Michael D. Herman
Print Name:	 Michael D. Herman, Chairman and CEO



	LIMITED JOINDER


AtHome Holdings, Inc. hereby joins in the execution of this Agreement for the limited purposes expressed in paragraph 7.(a).



WITNESSES:						AtHome Holdings, Inc.


Print Name:						By:/s/ Robert Salna
                                          Print Name:	Robert Salna, President




Robert Salna hereby joins in the execution of this Agreement for the limited purposes expressed in paragraph 7.(b).



WITNESSES:						/s/ Robert Salna


Print Name:                               Print Name:	Robert Salna




Michael D. Herman, joined by his spouse if married, hereby joins in the execution of this Agreement for the limited purposes expressed in paragraph 7.(c).



WITNESSES:


Print Name:



 	/s/ Michael D. Herman
Print Name:	Michael D. Herman



/s/ Debra L. Herman
Print Name:	Debra L. Herman